Exhibit 13

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it or him contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent it knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: February 27, 2008

KANIR JOINT INVESTMENTS (2005) LIMITED PARTNERSHIP

By: KANIR INVESTMENTS LTD., its General Partner

By:	/s/ Menahem Raphael
Name: Menahem Raphael
Title: Director

By:	/s/ Ran Fridrich
Name: Ran Fridrich
Title: Director

KANIR INVESTMENTS LTD.

By:	/s/ Menahem Raphael
Name: Menahem Raphael
Title: Director

By:	/s/ Ran Fridrich
Name: Ran Fridrich
Title: Director

/s/ Menahem Raphael
Menahem Raphael

/s/ Ran Fridrich
Ran Fridrich